Filed Pursuant to Rule 424(b)(3)

Registration No. 333-218289

TIMBERLINE RESOURCES CORPORATION

16,000,000 SHARES OF COMMON STOCK

This prospectus relates to the resale, transfer or other disposition from time to time of up to 16,000,000 shares of the common stock, par value $0.001 per share, of Timberline Resources Corporation by the selling shareholders as further described in this prospectus.  The shares of common stock registered for sale are as follows:

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8,000,000 shares of common stock held by selling security holders as of the date of this prospectus; and

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8,000,000 shares of common stock acquirable upon exercise of common stock purchase warrants at an exercise price of $0.40 per share.

The shares of common stock and warrants held by the selling shareholders were issued to such selling shareholders pursuant to private transactions between the Company and the selling shareholders. The selling shareholders may sell or otherwise dispose of the shares of common stock covered by this prospectus or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Additional information about the selling shareholders, and the times and manner in which they may offer and sell shares of common stock under this prospectus, is provided in the sections entitled “Selling Shareholders” and “Plan of Distribution” of this prospectus.

We will not receive any proceeds from the resale of the shares of common stock by the selling shareholders.

Our shares of common stock are traded on the TSX Venture Exchange (the “TSX-V”) under the symbol “TBR” and quoted on the OTCQB under the symbol “TRLS”.  On March 21, 2018, the last reported closing bid price of our shares of common stock was $0.18 per share on the OTCQB and C$0.26 per share on the TSX-V. The over-the-counter quotations on the OTCQB reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. You are urged to obtain current market quotations of the shares of common stock.

All dollar amounts reflected herein refer to U.S. Dollars unless otherwise noted. As used herein, “C$” means Canadian Dollars.

Investing in the shares of common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS MARCH 29, 2018

i

TABLE OF CONTENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

iii

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING MINERAL RESERVE AND

RESOURCE ESTIMATES

v

ABOUT THIS PROSPECTUS

1

PROSPECTUS SUMMARY

2

THE OFFERING

6

SELECTED FINANCIAL DATA

7

RISK FACTORS

8

USE OF PROCEEDS

18

SELLING SHAREHOLDERS

18

PLAN OF DISTRIBUTION

24

DESCRIPTION OF SECURITIES TO BE REGISTERED

25

LEGAL PROCEEDINGS

26

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

27

DIVIDEND POLICY

27

SECURITIES ACT LIABILITIES

28

TRANSFER AGENT AND REGISTRAR

28

INTERESTS OF EXPERTS

28

LEGAL MATTERS

28

WHERE YOU CAN FIND MORE INFORMATION

28

Unless otherwise indicated, any reference to “Timberline”, or “we”, “us”, “our”, etc. refers to Timberline Resources Corporation and/or all its subsidiaries, including TDI (where applicable prior to its sale), Staccato Gold, BH Minerals, Wolfpack US, and Talapoosa Development Corp.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and the exhibits attached hereto contain “forward-looking statements” within the meaning of the various provisions of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.  Such forward-looking statements concern the Company’s anticipated results and developments in the Company’s operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  These statements include, but are not limited to, comments regarding:

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the establishment and estimates of mineralization and reserves;

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the grade of mineralization and reserves;

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anticipated expenditures and costs in our operations;

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planned exploration activities and the anticipated timing and outcomes of such exploration activities;

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planned production of technical reports, economic assessments and feasibility studies on our properties;

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plans and anticipated timing for obtaining permits and licenses for our properties;

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expected future financing and its anticipated outcome;

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plans and anticipated timing regarding production dates;

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anticipated gold and silver prices;

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anticipated liquidity to meet expected operating costs and capital requirements;

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our ability to obtain financing to fund our estimated expenditure and capital requirements; and

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factors expected to impact our results of operations.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements.  Forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

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risks related to our limited operating history;

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risks related to our ability to continue as a going concern;

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risks related to our history of losses and our expectation of continued losses;

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risks related to our properties being in the exploration or, if warranted, development stage;

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risks related to our bringing our projects into production;

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risks related to our mineral operations being subject to government and environmental regulation;

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risks related to future legislation and administrative changes to mining laws;

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risks related to future legislation regarding climate change;

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risks related to our ability to obtain additional capital for exploration or to develop our reserves, if any;

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risks related to land reclamation requirements and costs;

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risks related to mineral exploration and development activities being inherently hazardous;

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risks related to our insurance coverage for operating risks;

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risks related to cost increases for our exploration and development projects;

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risks related to a shortage of skilled personnel, equipment and supplies adversely affecting our ability to operate;

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risks related to mineral resource and economic estimates;

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risks related to the fluctuation of prices for precious and base metals, such as gold, silver and copper;

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risks related to the competitive industry of mineral exploration;

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risks related to our title and rights in our mineral properties;

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risks related to integration issues with acquisitions;

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risks related to our stock trading on the Over-the-Counter markets;

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risks related to joint ventures and partnerships;

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risks related to potential conflicts of interest with our management;

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risks related to our dependence on key management;

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risks related to our Talapoosa Project, Eureka and other acquired growth projects;

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risks related to our business model;

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risks related to our acquisition of Wolfpack Gold Corp.;

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risks related to our acquisition and amendment of the Talapoosa option;

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risks related to evolving corporate governance standards for public companies;

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risks related to our Canadian regulatory requirements; and

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risks related to our shares of common stock or other securities.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the section titled “Risk Factors” herein and the sections titled “Description of Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K which is incorporated herein by reference.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated, or expected.  We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING MINERAL RESERVE AND RESOURCE ESTIMATES

Certain of the technical reports referenced in this prospectus use the terms "mineral resource," "measured mineral resource," "indicated mineral resource" and "inferred mineral resource". We advise investors that these terms are defined in and required to be disclosed in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended; however, these terms are not defined terms under the United States Securities and Exchange Commission’s (the “SEC”) Industry Guide 7 (“Guide 7”) and are normally not permitted to be used in reports and registration statements filed with the SEC. Under Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves, and the primary environmental analysis or report must be filed with the appropriate governmental authority. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by Guide 7 standards as in place tonnage and grade without reference to unit measures. As a reporting issuer in Canada, we are required to prepare reports on our mineral properties in accordance with NI 43-101. We reference those technical reports in this prospectus and the documents incorporated by reference herein for informational purposes only and such reports are not incorporated herein by reference. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Investors are cautioned not to assume that any part or all of mineral deposits in the above categories will ever be converted into Guide 7 compliant reserves.

v

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC.

You should rely only on the information contained in this prospectus and the documents incorporated herein by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the cover of this prospectus, or that any information we have incorporated by reference is accurate other than as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our Common Shares.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling shareholders, or their transferees. The prospectus supplement may add, update or change information in this prospectus. If information in a prospectus supplement is inconsistent with the information in this prospectus, you should rely on the information in that prospectus supplement. You should read both this prospectus, the documents incorporated by reference and, if applicable, any prospectus supplement hereto. See “Where You Can Find More Information” and “Incorporation by Reference” for more information.

This prospectus includes industry and market data and other information that we have obtained from, or which is based upon, market research, independent industry publications or other publicly available information. Any such data and other information is subject to change based on various factors, including those described below under the heading “Risk Factors” and elsewhere in this prospectus.

Our logo and some of our trademarks are used in this prospectus, which remain our sole intellectual property. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

We have not, and the selling shareholder  has not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any supplement to this prospectus or any free writing prospectus, and neither we nor the selling shareholder  takes any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that you should consider before investing in our common shares. You should read this entire prospectus carefully, including the “Risk Factors” and the financial statements and related notes incorporated by reference to our Annual Report on Form 10-K. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

About the Company

We were incorporated in the State of Idaho on August 28, 1968 under the name Silver Crystal Mines, Inc., to engage in the business of exploring for precious metal deposits and advancing them toward production.  We ceased exploration activities during the 1990’s and became virtually inactive.  In December 2003, a group of investors purchased 80 percent of the issued and outstanding common stock from the then-controlling management team.  In January 2004, we affected a one-for-four reverse split of our issued and outstanding shares of common stock and increased our authorized common stock to 100 million with a par value of $.001.  Unless otherwise indicated, all references herein to shares outstanding and share issuances have been adjusted to give effect to the aforementioned stock split.  On February 2, 2004, our name was changed to Timberline Resources Corporation.  On August 27, 2008, we reincorporated into the State of Delaware pursuant to a merger agreement approved by our shareholders on August 22, 2008.

We commenced our exploration stage in January 2004 with the change in the management of the Company.  From January 2004 until March 2006, we were strictly a mineral exploration company.  Beginning with the management appointments of John Swallow and Paul Dircksen and our acquisition of Timberline Drilling Incorporated (formerly, Kettle Drilling Inc., which we refer to herein as Timberline Drilling), in March 2006, we have advanced a new, aggressive business plan.  Prior to our new business model, the addition of new management, and the purchase of Timberline Drilling, the Company had accumulated losses and no reported revenues.

In March 2006, we acquired Timberline Drilling, Inc. (“TDI”), formerly known as Kettle Drilling, as a wholly owned subsidiary. TDI was formed in 1996 and provides mineral core drilling services to the mining and mineral exploration industries primarily in the western United States. In September 2011, we announced that we had entered into a non-binding letter of intent to sell TDI to a private company formed by a group of investors, including certain members of the senior management team of TDI. In November 2011, the sale of TDI was completed for a total value of approximately $15 million.

In July 2007, we closed our purchase of the Butte Highlands Gold Project. In October 2008, we announced that we had agreed to form a 50/50 joint venture at the Butte Highlands project. In July 2009, we finalized the joint venture agreement with Highland Mining, LLC (“Highland”) to create Butte Highlands JV, LLC (“BHJV”). Under terms of the joint venture agreement, development began in the summer of 2009, with Highland funding all mine development costs through development. Both Timberline’s and Highland’s 50-percent share of costs were to be paid out of net proceeds from future mine production. On January 29, 2016, we executed a Member Interest Purchase Agreement (the “Purchase Agreement”) with New Jersey Mining Company pursuant to which we sold all of our 50% interest in BHJV.

In June 2010, we closed our acquisition of Staccato Gold Resources Ltd., a Canadian-based resource company (“Staccato Gold”) that was in the business of acquiring, exploring, and developing mineral properties with a focus on gold exploration in the dominant gold producing trends in Nevada. As a result of this acquisition, we obtained Staccato’s flagship gold exploration project (“Lookout Mountain”), and several other projects at various stages of exploration in the Battle Mountain/Eureka gold trend in north-central Nevada, along with Staccato Gold’s wholly owned U.S. subsidiary, BH Minerals USA, Inc. (“BH Minerals”).

In August 2014, our stockholders approved an increase in the number of authorized shares of common stock from 100,000,000 shares, par value $0.001, to 200,000,000 shares of common stock, par value $0.001.

In August 2014, our stockholders approved a one-for-twelve reverse stock split of the company’s common stock. The one-for-twelve reverse stock split was effective October 31, 2014. As a result of the reverse stock split, the number of issued and outstanding shares was adjusted and the number of shares underlying outstanding stock options and warrants and the related exercise prices were adjusted. Following the effective date of the reverse stock split, the par value of the common stock remained at $0.001 per share. Unless otherwise indicated, all references herein to shares outstanding and share issuances have been adjusted to give effect to the aforementioned stock split.

In August 2014, we closed our acquisition of Wolfpack Gold (Nevada) Corp. (“Wolfpack US”), a U.S. company and a wholly-owned subsidiary of Wolfpack Gold Corp. a Canadian-based resource company (“Wolfpack Gold”), that was in the business of acquiring, exploring, and developing mineral properties with a focus on gold exploration in the dominant gold producing trends in Nevada. As a result of this acquisition, we obtained cash and several projects at various stages of exploration in the gold trends in Nevada.

On March 12, 2015 (the “Effective Date”), we entered into a property option agreement (“Agreement”) with Gunpoint Exploration Ltd. (“Gunpoint”), which closed on March 31, 2015.  Gunpoint granted us an exclusive and irrevocable option (“Option”) to purchase a 100% interest in Gunpoint’s Talapoosa project (the “Project”) in western Nevada.  Pursuant to the Agreement, we had the right to exercise the Option at any time through September 12, 2017, unless sooner terminated (“Option Period”).  In October 2016, the Agreement was amended in order to extend the option exercise period until March 31, 2019.  Amended terms include interim payments due in March 2017 and March 2018, a commitment to undertake cumulative project expenditures of a minimum of $7.5 million by December 31, 2018, and the elimination of Timberline’s purchase option of the royalty retained by Gunpoint.

On September 13, 2015, we signed a non-binding Letter Agreement ("Letter Agreement") with Waterton Precious Metals Fund II Cayman, LP (together with its subsidiaries and affiliated and associated entities, "Waterton").  Waterton offered to acquire all of the issued and outstanding shares of our common stock for cash consideration of US$0.58 per share (the "Transaction").  In connection with the Transaction, Waterton subscribed for 1,331,861 common shares of Timberline on a private placement basis at a price of $0.375 per share for total proceeds of $499,447.87.  The private placement was not contingent on completion of the Transaction, and Waterton reserved the right to maintain its pro rata ownership position in us in the event the Transaction was not completed.

On December 3, 2015, we announced that the exclusivity period granted to Waterton under the Letter Agreement had expired, and while Waterton was continuing certain due diligence activities, the Transaction as previously proposed had been withdrawn by Waterton.  We continued to review strategic alternatives, and discussions between us and various parties, including Waterton, continued, but no strategic alternatives are the subject of material discussions as of the date of this Annual Report on Form 10-K.

On May 26, 2016, the Company entered into three loan and securities purchase agreements (collectively, the “Loan Agreements”) whereby the Company agreed to issue certain unsecured promissory notes (collectively, the “Notes”) in the aggregate amount of $57,200. One Note was issued in favor of Steven Osterberg (the “Osterberg Note”), the Company’s President & Chief Executive Officer, one Note in favor of Robert Martinez (the “Martinez Note”), a member of the Company’s Board of Directors, and one Note in favor of Randal Hardy (the “Hardy Note”), an advisor to the Company.  The Osterberg Note had an original principal amount of $22,000, the Martinez Note had an original principal amount of $13,200 and the Hardy Note had an original principal amount of $22,000.  Each Note did not bear interest but was subject to an original issue discount equal to 9.1% of the principal amount of such Note.  Each Note was unsecured, and matured on May 31, 2016.  The issuance of the Notes was approved by a majority of the disinterested members of the Company’s Board of Directors on May 20, 2016.

On March 31, 2017, we paid the Talapoosa option payment of $1 million, and on April 13, 2017, we issued 1 million common shares, both of which were interim payments due to a subsidiary of Gunpoint pursuant to our option agreement to acquire a 100% interest in the Talapoosa project in western Nevada.

We currently maintain our administrative office at 101 East Lakeside Ave., Coeur d’Alene, ID 83814.  The telephone number is (866) 513-4859 (toll free) or (208) 664-4859.  We also maintain field offices and warehouse space at 55 Freeport Blvd, Sparks, NV  89431 and 901 S. Main Street, Eureka, NV  89316.

Recent Corporate Developments

In October, 2017, we initiated a private placement offering of Units of the Company at a price of $0.30 per Unit (the “Offering”).   Each Unit in the Offering consisted of one share of common stock of the Company and one common share purchase warrant.  During the three months ended December 31, 2017, we closed the sale of two tranches of the Offering.  In the aggregate, we sold a total of 2,880,867 Units for gross proceeds of $864,260.

On September 12, 2017, we entered into an agreement (the “Payment Agreement”) with a creditor (the “Creditor”) to pay by way of a payment plan an existing obligation of $250,000 (the “Debt”) related to a potential corporate transaction in 2015 that was not completed.  Pursuant to the Payment Agreement, we agreed to pay the Debt to the Creditor, including interest, on or before September 12, 2020.  Interest accrues on the unpaid principal amount of the Debt at the prime rate, as such rate may change from time to time, plus 3% per annum.  We agreed to pay the Creditor 5% of the gross proceeds of any funds raised, whether though equity sales, debt, or sales of assets.  If the gross proceeds of any equity financing are at least $1 million, then we agreed to also commence monthly installment payments of $10,000 until the Debt is paid.  During the three months ended December 31, 2017, we paid $34,363 to the Creditor from proceeds of a private placement, with $30,043 being applied to principal of the Debt and $4,320 being applied to interest.

Overview of Our Mineral Exploration Business

We are a mineral exploration business and, if and when we establish mineral reserves, a development company.  Mineral exploration is essentially a research activity that does not produce a product.  Successful exploration often results in increased project value that can be realized through the optioning or selling of the claimed site to larger companies.  We acquire properties which we believe have potential to host economic concentrations of minerals, particularly gold and silver.  These acquisitions have and may take the form of unpatented mining claims on federal land, or leasing claims or private property owned by others.  An unpatented mining claim is an interest that can be acquired to the mineral rights on open lands of the federally owned public domain.  Claims are staked in accordance with the Mining Law of 1872, recorded with the federal government pursuant to laws and regulations established by the Bureau of Land Management (the Federal agency that administers America’s public lands), and grant the holder of the claim a possessory interest in the mineral rights, subject to the paramount title of the United States.

We will perform basic geological work to identify specific drill targets on the properties, and then collect subsurface samples by drilling to confirm the presence of mineralization (the presence of economic minerals in a specific area or geological formation).  We may enter into joint venture agreements with other companies to fund further exploration and/or development work.  It is our plan to focus on assembling a high quality group of gold and silver exploration prospects using the experience and contacts of the management group.  By such prospects, we mean properties that may have been previously identified by third parties, including prior owners such as exploration companies, as mineral prospects with potential for economic mineralization.  Often these properties have been sampled, mapped and sometimes drilled, usually with indefinite results.  Accordingly, such acquired projects will either have some prior exploration history or will have strong similarity to a recognized geologic ore deposit model.  We will place geographic emphasis on the western United States, and Nevada in particular.

The focus of our activity has been to acquire properties that we believe to be undervalued; including those that we believe to hold previously unrecognized mineral potential.  Properties have been acquired through the location of unpatented mining claims (which allow the claimholder the right to mine the minerals without holding title to the property), or by negotiating lease/option agreements.  Our President and CEO, Steven Osterberg, and our CFO, Randal Hardy, as well as our Directors, have experience in evaluating, staking and filing unpatented mining claims, and in negotiating and preparing mineral lease agreements in connection with those mining claims.

The geologic potential and ore deposit models have been defined and specific drill targets identified on the majority of our properties.  Our property evaluation process involves using basic geologic fieldwork to perform an initial evaluation of a property.  If the evaluation is positive, we seek to acquire it, either by staking unpatented mining claims on open public domain, or by leasing the property from the owner of private property or the owner of unpatented claims.  Once acquired, we then typically make a more detailed evaluation of the property.  This detailed evaluation involves expenditures for exploration work which may include rock and soil sampling, geologic mapping, geophysics, trenching, drilling, or other means to determine if economic mineralization is present on the property.

Portions of our mineral properties at September 30, 2017 are owned by third parties and leased to us, as outlined in the following table.

Property Name	Third Party	Number of Claims	Area	Agreements/ Royalties
Talapoosa (Gunpoint Option Agreement)	Sierra Denali Minerals Inc.	26	~ 520 acres	5% NSR; Minimum Annual Payment of $35,000 and $40,000 deferred annually to be paid from proceeds from production
Talapoosa (Gunpoint Option Agreement)	Sario Livestock Company	Section 27, 29, & 33	1,920 acres	4.5% NSR; $30,000 annual Advance Minimum Royalty Payment; Option to acquire 100% of the property for $1 million per section
Talapoosa (Gunpoint Option Agreement)	Sario Livestock Company	Section 35	640 acres	4.5% NSR; $21,000 - $24,000 annual Advance Minimum Royalty Payment; Option to acquire 100% of the property for $1 million
Talapoosa (Gunpoint Option Agreement)	The Nevada Bighorns Unlimited Foundation	Fee Land	1,280 acres

2% NSR if gold price is $1,000/oz. or less, or 3% NSR if gold price is greater than $1,000/oz.;  Minimum Annual Payment of $12,800 increasing every 5 years; Option to acquire 100% of the property for $1 million

New York Canyon (Eureka)	Smith Family	2	17 acres	3% to 5% NSR; Advance royalty payments of $15,000 annually. Lease was not renewed in October 2017.
Hoosac (Eureka)	Silver International	10	207 acres	1% NSR; Advance royalty payments of $10,000 annually; Option to purchase property during lease term for $2,000,000.
Lookout Mountain (Eureka)	Rocky Canyon Mining Company	373	6,368 acres	3.5% NSR + 1.5% NSR capped at $1.5 million (excludes Trevor and Dave claims); 20-year lease term commencing June 1, 2008; annual advanced royalty payment of $72,000.

THE OFFERING

Shares Offered By the Selling shareholders

16,000,000 shares of common stock, par value $0.001, including:

•   8,000,000 shares held by selling shareholders; and

•  8,000,000 shares issuable upon exercise of share purchase warrants held by selling shareholders exercisable at a price per share of $0.40.

Offering Price	Determined at the time of sale by the selling shareholders

Use of Proceeds	We will not receive any proceeds from the sale of the shares by selling shareholders covered by this prospectus.

Shares of Common Stock Outstanding as of March 21, 2018	36,027,819 shares

OTCQB and TSX-V Trading Symbol	The shares are quoted on the OTCQB under the symbol “TRLS” and listed on the TSX-V under the symbol “TBR”.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus.

Dividend Policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.

SELECTED FINANCIAL DATA

The selected financial information presented below as of and for the periods indicated is derived from our financial statements contained elsewhere in this prospectus and should be read in conjunction with those financial statements.

Statement of Operations Data	Year Ended September 30, 2017	Year Ended September 30, 2016	Three Months Ended December 31, 2017 (Unaudited)	Three Months Ended December 31, 2016 (Unaudited)

Revenue	nil	nil	nil	nil
Total Operating Expenses	$ 1,740,905	$ 2,866,856	$ 337,657	$ 304,790
Net Loss	(1,645,800)	(2,757,242)	(329,162)	(326,708)
(Loss) per Common share*	(0.06)	(0.16)	(0.01)	(0.01)
Weighted Average Number of common shares Outstanding*	28,829,486	16,786,343	34,580,622	24,106,952

* Basic and diluted.

Balance Sheet Data	At September 30, 2017	At September 30, 2016	At December 31, 2017 (Unaudited)	At December 31, 2016 (Unaudited)

Working Capital (Deficiency)	$ (364,830)	$ 143,097	$ 119,118	$ 121,269
Total Assets	17,510,900	16,704,138	17,938,314	16,326,281
Total Liabilities	608,273	520,071	528,082	507,922
Accumulated Deficit	(53,538,664)	(51,892,864)	(53,867,826)	(52,219,572)
Total Stockholders’ Equity	$ 16,902,627	$ 16,184,067	$ 17,410,232	$ 15,818,359

RISK FACTORS

An investment in an exploration stage mining company such as ours involves an unusually high degree of risk, known and unknown, present and potential, including, but not limited to the risks enumerated below.

Failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment.  We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.

Estimates of mineralized material are forward-looking statements inherently subject to error. Although mineralization and reserve estimates require a high degree of assurance in the underlying data when the estimates are made, unforeseen events and uncontrollable factors can have significant adverse or positive impacts on the estimates. Actual results will inherently differ from estimates. The unforeseen events and uncontrollable factors include: geologic uncertainties including inherent sample variability, metal price fluctuations, variations in mining and processing parameters, and adverse changes in environmental or mining laws and regulations. We cannot accurately predict the timing and effects of variances from estimated values.

Risks Related to Our Company

Our ability to operate as a going concern is in doubt.

The audit opinion and notes that accompany our consolidated financial statements for the year ended September 30, 2017, disclose a ‘going concern’ qualification to our ability to continue in business. The accompanying consolidated financial statements have been prepared under the assumption that we will continue as a going concern. We have incurred losses since our inception. We do not have sufficient cash to fund normal operations and meet all of our obligations for the next 12 months without deferring payment on certain current liabilities and/or raising additional funds.

We currently have no historical recurring source of revenue, and our ability to continue as a going concern is dependent on our ability to raise capital to fund our future exploration and working capital requirements or our ability to profitably execute our business plan. Our plans for the long-term return to and continuation as a going concern include engaging in a strategic transaction which may include selling the Company or any or all of its assets, entering into joint venture arrangements regarding our assets, financing our future operations through sales of our common stock and/or debt and/or the eventual profitable exploitation of our mining properties. As of the date of this report, we have negative working capital.  Additionally, the current capital markets and general economic conditions in the United States are significant obstacles to raising the required funds. These factors raise substantial doubt about our ability to continue as a going concern.

The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. If the going concern basis were not appropriate for these financial statements, adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.

We have a limited operating history on which to base an evaluation of our business and prospects.

Although we have been in the business of exploring mineral properties since our incorporation in 1968, we were inactive for many years prior to our new management in 2004.  Since 2004 we have not yet established any mineral reserves.  As a result, we have not had any revenues from our exploration division. However, we have had a drilling services wholly-owned subsidiary which has generated revenues in past fiscal years.  In addition, our operating history has been restricted to the acquisition and exploration of our mineral properties, and this does not provide a meaningful basis for an evaluation of our prospects if we ever determine that we have a mineral reserve and commence the construction and operation of a mine.  Other than through conventional and typical exploration methods and procedures, we have no additional way to evaluate the likelihood of whether our mineral properties contain any mineral reserves or, if they do that they will be operated successfully.  As a result, we are subject to all of the risks associated with developing and establishing new mining operations and business enterprises including:

•

completion of feasibility studies to verify reserves and commercial viability, including the ability to find sufficient gold reserves to support a commercial mining operation;

•

the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, permitting and construction of infrastructure, mining, and processing facilities;

•

the availability and costs of drill equipment, exploration personnel, skilled labor, and mining and processing equipment, if required;

•

compliance with environmental and other governmental approval and permit requirements;

•

the availability of funds to finance exploration, development, and construction activities, as warranted;

•

potential opposition from non-governmental organizations, environmental groups, local groups, or local inhabitants which may delay or prevent development activities;

•

potential increases in exploration, construction, and operating costs due to changes in the cost of fuel, power, materials, and supplies; and

•

potential shortages of mineral processing, construction, and other facilities-related supplies.

The costs, timing, and complexities of exploration, development, and construction activities may be increased by the location of our properties and demand by other mineral exploration and mining companies. It is common in exploration programs to experience unexpected problems and delays during drill programs and, if warranted, development, construction, and mine start-up. Accordingly, our activities may not result in profitable mining operations and we may not succeed in establishing mining operations or profitably producing metals at any of our properties.  There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

We have a history of losses and expect to continue to incur losses in the future.

We have incurred losses since inception and expect to continue to incur losses in the future. We incurred the following net losses during each of the following periods:

•

$1,645,800 for the year ended September 30, 2017;

•

$2,757,242 for the year ended September 30, 2016;

•

$4,372,448 for the year ended September 30, 2015; and

•

$2,777,886 for the year ended September 30, 2014.

We had an accumulated deficit of approximately $54 million as of September 30, 2017 and December 31, 2017. We expect to continue to incur losses unless and until such time as one of our properties enters into commercial production and generates sufficient revenues to fund continuing operations.   We recognize that if we are unable to generate significant revenues from mining operations and dispositions of our properties, we will not be able to earn profits or continue operations.  At this early stage of our operation, we also expect to face the risks, uncertainties, expenses, and difficulties frequently encountered by companies at the start-up stage of their business development.  We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.

Risks Associated with Mining and Exploration

Our Talapoosa Project is subject to certain future cash payments for us to maintain the option and earn a 100% interest in the project.  If we fail to make these payments and cannot otherwise negotiate an amendment to the option terms, the project would revert to its current owner and we would lose our investments in the project.

Pursuant to our amended option agreement with the current owner of the Talapoosa project, during the amended option period we are required to make the following expenditures and stock issuances:

•

Payment of $1 million and issuance of one million common shares of the Company by March 31, 2017 (completed);

•

Payment of $2 million and issuance of one million common shares of the Company by March 31, 2018;

•

Cumulative project expenditures of a minimum of $7.5 million by December 31, 2018;

•

Final payment of $8 million and issuance of one and a half million common shares of the Company by March 31, 2019.

We do not currently have sufficient cash on hand to cover the March 31, 2018 cash payment.  If we are unable to raise sufficient funds through capital raising activities or through bringing in a project partner prior to the payment date, we may default under the option agreement.  Further, we may not have sufficient funds to meet our other future payment obligations at the time they become due and payable under the amended agreement terms. If we are unable to and we are unable to make the required payments by the specified payment dates and we are unable to negotiate an extension or new payments terms, we would default under the option agreement and risk having the project revert back to the current owner and our investments in the project would be lost, which could have a materially adverse impact on our financial condition and the value of our common stock.

All of our properties are in the exploration stage. There is no assurance that we can establish the existence of any mineral reserve on any of our properties in commercially exploitable quantities. Until we can do so, we cannot earn any revenues from these properties, and if we do not do so, we will lose all of the funds that we expend on exploration. If we do not discover any mineral reserve in a commercially exploitable quantity, the exploration component of our business could fail.

We have not established that any of our mineral properties contain any mineral reserves according to recognized reserve guidelines, nor can there be any assurance that we will be able to do so.  A mineral reserve is defined by the Securities and Exchange Commission in its Industry Guide 7 as that part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination. The probability of an individual prospect ever having a "reserve" that meets the requirements of the Securities and Exchange Commission's Industry Guide 7 is extremely remote; in all probability, our mineral properties do not contain any “reserve”, and any funds that we spend on exploration will probably be lost. Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that they can be developed into producing mines to extract those minerals. Both mineral exploration and development involve a high degree of risk, and few properties that are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade, and other attributes of the mineral deposit, the proximity of the mineral deposit to infrastructure such as a smelter, roads, and a point for shipping, government regulation, and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

Mineral operations are subject to applicable law and government regulation. Even if we discover a mineral reserve in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of that mineral reserve. If we cannot exploit any mineral reserve that we might discover on our properties, our business may fail.

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial, and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety, and other matters.  Regarding our future ground disturbing activity on federal land, we will be required to obtain a permit from the US Forest Service or the Bureau of Land Management prior to commencing exploration. There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration of our mineral properties or for the construction and operation of a mine on our properties at economically viable costs. If we cannot accomplish these objectives, our business could face difficulty and/or fail.

We believe that we are in compliance with all material laws and regulations that currently apply to our activities, but there can be no assurance that we can continue to do so. Current laws and regulations could be amended, and we might not be able to comply with them, as amended. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

Environmental hazards unknown to us, which have been caused by previous or existing owners or operators of the properties, may exist on the properties in which we hold an interest.  In past years, we have been engaged in exploration in northern Idaho, which is currently the site of a Federal Superfund cleanup project. Although we are no longer involved in this or other areas at present, it is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise.  At the date of this Annual Report, we are not aware of any environmental issues or litigation relating to any of our current or former properties.

Future legislation and administrative changes to the mining laws could prevent us from exploring our properties.

New state and U.S. federal laws and regulations, amendments to existing laws and regulations, administrative interpretation of existing laws and regulations, or more stringent enforcement of existing laws and regulations, could have a material adverse impact on our ability to conduct exploration and mining activities.  Any change in the regulatory structure making it more expensive to engage in mining activities could cause us to cease operations.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, our venture partners, and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain and would be particular to the geographic circumstances in areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels, and changing temperatures. These impacts may adversely impact the cost, production, and financial performance of our operations.

If we establish the existence of a mineral reserve on any of our properties in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine. If we cannot raise this additional capital, we will not be able to exploit the reserve, and our business could fail.

If we do discover mineral reserves in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the reserve, develop processes to extract it, and develop extraction and processing facilities and infrastructure.  There can be no assurance that a mineral reserve will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail.

Land reclamation requirements for our properties may be burdensome and expensive.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long-term effects of land disturbance. Reclamation may include requirements to control dispersion of potentially deleterious effluents and re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. We plan to set up a provision for our reclamation obligations on our properties, as appropriate, but this provision may not be adequate.  If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

Mining exploration and development is inherently hazardous and subject to conditions or events beyond our control, which could have a material adverse effect on our business and plans.

Mining and mineral exploration involves various types of risks and hazards, including:

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environmental hazards;

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power outages;

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metallurgical and other processing problems;

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unusual or unexpected geological formations;

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personal injury, flooding, fire, explosions, cave-ins, landslides, and rock-bursts;

•

inability to obtain suitable or adequate machinery, equipment, or labor;

•

metals losses;

•

fluctuations in exploration, development, and production costs;

•

labor disputes;

•

unanticipated variations in grade;

•

mechanical equipment failure; and

•

periodic interruptions due to inclement or hazardous weather conditions.

These risks could result in damage to, or destruction of, mineral properties, production facilities, or other properties, personal injury, environmental damage, delays in mining, increased production costs, monetary losses, and possible legal liability.

Mineral exploration and development is subject to extraordinary operating risks. We do not currently insure against these risks. In the event of a cave-in or similar occurrence, our liability may exceed our resources, which would have an adverse impact on our Company.

Mineral exploration, development, and production involve many risks, which even a combination of experience, knowledge, and careful evaluation may not be able to overcome. Our operations will be subject to all the hazards and risks inherent in the exploration, development and production of minerals, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. We do not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence could have a material adverse impact on our Company.

Increased costs could affect our financial condition.

We anticipate that costs at our projects that we may explore or develop will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy, and revisions to mine plans, if any, in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel, rubber, and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on our profitability.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. Any shortage of such supplies, equipment, and parts could have a material adverse effect on our ability to carry out our operations and, therefore, limit or increase the cost of production.

Estimates of mineralized material are subject to evaluation uncertainties that could result in project failure.

Our exploration and future mining operations, if any, are and would be faced with risks associated with being able to accurately predict the quantity and quality of mineralized material within the earth using statistical sampling techniques.  Estimates of any mineralized material on any of our properties would be made using samples obtained from appropriately placed trenches, test pits, and underground workings and intelligently designed drilling.  There is an inherent variability of assays between check and duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated.  Additionally, there also may be unknown geologic details that have not been identified or correctly appreciated at the current level of accumulated knowledge about our properties. This could result in uncertainties that cannot be reasonably eliminated from the process of estimating mineralized material. If these estimates were to prove to be unreliable, we could implement an exploitation plan that may not lead to commercially viable operations in the future.

Mineral prices are subject to dramatic and unpredictable fluctuations.

We expect to derive revenues, if any, from the eventual extraction and sale of precious metals such as gold and silver. The price of those commodities has fluctuated widely in recent years, and is affected by numerous factors beyond our control including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities and increased production due to new extraction developments, and improved extraction and production methods. The effect of these factors on the price of precious metals, and, therefore, the economic viability of any of our exploration projects, cannot accurately be predicted.

The mining industry is highly competitive and there is no assurance that we will continue to be successful in acquiring mineral claims. If we cannot continue to acquire properties to explore for mineralized material, we may be required to reduce or cease exploration activity and/or operations.

The mineral exploration, development, and production industry is largely fragmented. We compete with other exploration companies looking for mineral properties and the minerals that can be produced from them. While we compete with other exploration companies in the effort to locate and license mineral properties, we do not compete with them for the removal or sales of mineral products from our properties if we should eventually discover the presence of them in quantities sufficient to make production economically feasible. Readily available markets exist worldwide for the sale of gold and other mineral products. Therefore, we will likely be able to sell any gold or mineral products that we identify and produce.

There are hundreds of public and private companies that are actively engaged in mineral exploration.  A representative sample of exploration companies that are similar to us in size, financial resources, and primary objective include such publicly traded mineral exploration companies as Corvus Gold Inc. (KOR.TO), Liberty Gold Corp. (LGD.TO), Gold

Standard Ventures Corp. (GSV), Rye Patch Gold Corp. (RPM.V), Canamex Resources Corp. (CSQ.V), and Solitario Exploration and Royalty Corp. (XPL).

Many of our competitors have greater financial resources and technical facilities. Accordingly, we will attempt to compete primarily through the knowledge and experience of our management.  This competition could adversely affect our ability to acquire suitable prospects for exploration in the future. Accordingly, there can be no assurance that we will acquire any interest in additional mineral properties that might yield reserves or result in commercial mining operations.

Third parties may challenge our rights to our mineral properties, or the agreements that permit us to explore our properties may expire, if we fail to timely renew them and pay the required fees.

In connection with the acquisition of our mineral properties, we sometimes conduct only limited reviews of title and related matters, and obtain certain representations regarding ownership.  These limited reviews do not necessarily preclude third parties from challenging our title and, furthermore, our title may be defective.  Consequently, there can be no assurance that we hold good and marketable title to all of our mining concessions and mining claims.  If any of our concessions or claims were challenged, we could incur significant costs and lose valuable time in defending such a challenge.  These costs or an adverse ruling with regards to any challenge of our titles could have a material adverse effect on our financial position or results of operations.  There can be no assurance that any such disputes or challenges will be resolved in our favor.

We are not aware of challenges to the location or area of any of our mining claims. There is, however, no guarantee that title to the claims will not be challenged or impugned in the future.

Acquisitions and integration issues may expose us to risks.

Our business strategy includes making targeted acquisitions. Any acquisition that we make may be of a significant size, may change the scale of our business and operations, and may expose us to new geographic, political, operating, financial, and geological risks. Our success in our acquisition activities depends on our ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition and integrate the acquired operations successfully with our own. Any acquisitions would be accompanied by risks. For example, there may be significant decreases in commodity prices after we have committed to complete the transaction and have established the purchase price or exchange ratio; a potential mineralized property may prove to be below expectations; we may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise and maintaining uniform standards, policies and controls across the organization; the integration of the acquired business or assets may disrupt our ongoing business and our relationships with employees, customers, suppliers, and contractors; and the acquired business or assets may have unknown liabilities which may be significant. If we choose to use equity securities as consideration for such an acquisition, existing shareholders may suffer dilution. Alternatively, we may choose to finance any such acquisition with our existing resources. There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

Joint ventures and other partnerships in relation to our properties may expose us to risks.

We are currently involved in, and may enter into in the future, joint ventures or other partnership arrangements with other parties in relation to the exploration, development, and production of certain of the properties in which we have an interest. Joint ventures can often require unanimous approval of the parties to the joint venture or their representatives for certain fundamental decisions such as an increase or reduction of registered capital, merger, division, dissolution, amendments of constating documents, and the pledge of joint venture assets, which means that each joint venture party may have a veto right with respect to such decisions which could lead to a deadlock in the operations of the joint venture or partnership. Further, we may be unable to exert control over strategic decisions made in respect of such properties. Any failure of such other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties' respective rights and obligations, could have a material adverse effect on the joint ventures or their properties and, therefore, could have a material adverse effect on our results of operations, financial performance, cash flows, and the price of our common stock.

Risks Related to Our Company

Minimal staffing may be reasonably likely to materially affect the Company’s internal control over financial reporting

With a very limited staff, it is difficult to maintain appropriate segregation of duties in the initiating and recording of transactions, thereby creating a segregation of duties weakness. Due to the significance of segregation of duties to the preparation of reliable financial statements, this weakness may result in more than a remote likelihood that a material misstatement or lack of disclosure within the annual or interim financial statements not be prevented or detected.

Conflicts of Interest

Certain of our officers and directors may be or become associated with other businesses, including natural resource companies that acquire interests in mineral properties.  Such associations may give rise to conflicts of interest from time to time.  Our directors are required by Delaware Corporation law to act honestly and in good faith with a view to our best interests and to disclose any interest, which they may have in any of our projects or opportunities. In general, if a conflict of interest arises at a meeting of the board of directors, any director in a conflict will disclose his interest and abstain from voting on such matter or, if he does vote, his vote will not be counted.

We have not adopted any separate formal corporate policy regarding conflicts of interest; however other corporate governance measures have been adopted, such as creating a directors’ audit committee requiring independent directors.  Additionally, our Code of Ethics does address areas of possible conflicts of interest.  As of the date of filing of this report, we had two independent directors on our board of directors (Leigh Freeman and Paul Zink).  We have formed three committees to ensure our legal compliance.  We established an independent audit committee consisting of two independent directors, both of whom were determined to be “financially literate” and one of whom was designated as the “financial expert.”  We also formed a compensation committee comprised entirely of independent directors and a corporate governance and nominating committee, a majority of which is comprised of independent directors.  At this time, we feel that these committees and our Code of Ethics provide sufficient corporate governance for our purposes.

Dependence on Key Management Employees

Our ability to continue our exploration and development activities and to develop a competitive edge in the marketplace depends, in large part, on our ability to attract and maintain qualified key management personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to attract and retain such personnel. Our development now and in the future will depend on the efforts of key management figures such as Steven Osterberg and Randal Hardy. The loss of any of these key people could have a material adverse effect on our business. In this regard, we have attempted to reduce the risk associated with the loss of key personnel and have obtained directors and officers insurance coverage. In addition, our shareholders have approved our 2015 Stock and Incentive Plan so that we can provide incentives for our key personnel.

We may not realize the benefits of Talapoosa, Eureka and other acquired growth projects.

As part of our strategy, we will continue existing efforts and initiate new efforts to develop gold and other mineral projects.  We have three such projects, including the Talapoosa project, the Eureka project, and the Seven Troughs project.  A number of risks and uncertainties are associated with the development of these types of projects, including political, regulatory, design, construction, labor, operating, technical and technological risks, and uncertainties relating to capital and other costs and financing risks. The failure to successfully develop any of these initiatives could have a material adverse effect on our financial position and results of operations.

As part of our business model, we pursue a strategy that may cause us to expend significant resources exploring properties that may not become revenue-producing sites, including the Talapoosa and Eureka projects.

Part of our business model is to pursue a strategy which includes significant exploration activities, such as proposed exploration and, if warranted, development at the Talapoosa project and proposed exploration at the Eureka project. Because of the nature of exploration for precious metals, a property’s exploration potential is not known until a significant amount of geologic information has been generated.  We may spend significant resources exploring and developing the Talapoosa project and the Eureka project and gathering certain geologic information only to determine that the project is not capable of being a revenue-producing property for us.

Our business is subject to evolving corporate governance and public disclosure regulations that have increased both our compliance costs and the risk of noncompliance, which could have an adverse effect on our stock price.

We are subject to changing rules and regulations promulgated by a number of governmental and self-regulated organizations, including the SEC and the Financial Accounting Standards Board. These rules and regulations continue to evolve in scope and complexity, and many new requirements have been created in response to laws enacted by Congress, making compliance more difficult and uncertain. For example, on July 21, 2010, Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) with increased disclosure obligations for public companies and mining companies in the United States. Our efforts to comply with the Dodd-Frank Act and other new regulations have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of our management’s time and attention from operating activities to compliance activities.

We are required to comply with Canadian securities regulations and are subject to additional regulatory scrutiny in Canada.

We are a “reporting issuer” in the Canadian provinces of British Columbia and Alberta.  As a result, our disclosure outside the United States differs from the disclosure contained in our SEC filings.   Our reserve and resource estimates disseminated outside the United States are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements, as we generally report reserves and resources in accordance with Canadian practices. These practices are different from the practices used to report reserve and resource estimates in reports and other materials filed with the SEC. It is Canadian practice to report measured, indicated, and inferred resources, which are generally not permitted in disclosure filed with the SEC. In the United States, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report “resources” as in place tonnage and grade without reference to unit measures.  Accordingly, information concerning descriptions of mineralization, reserves, and resources contained in disclosure released outside the United States may not be comparable to information made public by other United States companies subject to the reporting and disclosure requirements of the SEC.

We are also subject to increased regulatory scrutiny and costs associated with complying with securities legislation in Canada.  For example, we are subject to civil liability for misrepresentations in written disclosure and oral statements. Legislation has been enacted in these provinces which creates a right of action for damages against a reporting issuer, its directors and certain of its officers in the event that the reporting issuer or a person with actual, implied, or apparent authority to act or speak on behalf of the reporting issuer releases a document or makes a public oral statement that contains a misrepresentation or the reporting issuer fails to make timely disclosure of a material change. We do not anticipate any particular regulation that would be difficult to comply with.  However, failure to comply with regulations may result in civil awards, fines, penalties, and orders that could have an adverse effect on us.

Risks Associated with Our Common Stock

Our stock price has been volatile and your investment in our common stock could suffer a decline in value.

Our common stock is quoted on the OTCQB Market (“OTCQB”) and traded on the TSX Venture Exchange (“TSX-V”).  The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include price fluctuations of precious metals, government regulations, disputes regarding mining claims, broad stock market fluctuations, and general economic conditions in the United States and Canada.

We do not intend to pay any dividends on shares of our common stock in the near future.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future, and any future decision as to the payment of dividends will be at the discretion of our board of directors and will depend upon our earnings, financial position, capital requirements, plans for expansion, and such other factors as our board of directors deems relevant.  It is our current intention to apply net earnings, if any, in the foreseeable future to finance the growth and development of our business.

Investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per share, if we issue additional employee/director/consultant options or if we sell additional shares and/or warrants to finance our operations.

We have not generated material revenue from exploration since the commencement of our exploration stage in January 2004.  In order to further expand our company and meet our objectives, any additional growth and/or expanded exploration activity may need to be financed through sale and issuance of additional shares, including, but not limited to, raising finances to explore our properties. Furthermore, to finance any acquisition activity, should that activity be properly approved, and depending on the outcome of our exploration programs, we may also need to issue additional shares to finance future acquisitions, growth and/or additional exploration programs at any or all of our projects or to acquire additional properties. We may also in the future grant to some or all of our directors, officers, insiders, and key employees options to purchase our common shares and stock unit awards as non-cash incentives. The issuance of any equity securities could, and the issuance of any additional shares will, cause our existing shareholders to experience dilution of their ownership interests.

If we issue additional shares or decide to enter into joint ventures with other parties in order to raise financing through the sale of equity securities, investors' interests in our Company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. As of the date of the filing of this report there are also outstanding options and warrants granted that are exercisable into 23,820,873 common shares. If all of these options and warrants were exercised, the underlying shares would represent approximately 38% of our issued and outstanding shares. If all of these options and warrants are exercised and the underlying shares are issued, such issuance will cause a reduction in the proportionate ownership and voting power of all other shareholders. The dilution may result in a decline in the market price of our shares.

We are subject to the continued listing criteria of the TSX-V and our failure to satisfy these criteria may result in delisting of our shares of common stock.

Our shares of common stock are currently listed on the TSX-V.  In order to maintain the listing, we must maintain certain share prices, financial, and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders.  In addition to objective standards, the TSX-V may delist our securities if, in their discretionary opinion: (i) our financial condition and/or operating results appear unsatisfactory; (ii) it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on TSX-V inadvisable; (iii) we sell or dispose of principal operating assets or cease to be an operating company; (iv) we fail to comply with the listing requirements of the TSX-V; (v) our shares of common stock sell at what the TSX-V considers a “low selling price” and if we fail to correct this via a reverse split of shares after notification by the TSX-V; or (vi) any other event occurs or any condition exists which makes continued listing on the TSX-V, in their opinion, inadvisable.

If the TSX-V delists our shares of common stock, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

USE OF PROCEEDS

This prospectus relates to the sale or other disposition of shares of our shares by the selling shareholders listed under “Selling Shareholders” section below, and their transferees. We will not receive any proceeds from any sale of the shares by the selling shareholders.

SELLING SHAREHOLDERS

This prospectus covers the offering of up to 16,000,000 shares by selling shareholders - this includes shares acquirable upon exercise of our outstanding warrants.

Selling shareholders are persons or entities that, directly or indirectly, have acquired shares, or will acquire shares from us from time to time upon exercise of certain warrants and options. This prospectus and any prospectus supplement will only permit the selling shareholders to sell the shares identified in the column “Number of Shares Offered Hereby.”

The selling shareholders may from time to time offer and sell the shares pursuant to this prospectus and any applicable prospectus supplement. The selling shareholders may offer all or some portion of the shares they hold or acquire, but only shares that are currently outstanding or are acquired upon the exercise of certain warrants, and in either case included in the “Number of Shares Offered Hereby” column, may be sold pursuant to this prospectus or any applicable prospectus supplement.

The shares issued to the selling shareholders are “restricted” shares under applicable federal and state securities laws and are being registered to give the selling shareholders the opportunity to sell their shares. The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the selling shareholders. The selling shareholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See “Plan of Distribution.”

Each of the selling shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents. To the extent that any of the selling shareholders are brokers or dealers, they may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act. As of the date of this prospectus, based on the representations received by the Company from the selling shareholders, none of the selling shareholders are brokers or dealers or affiliated with brokers or dealers.

The following table sets forth the name of persons who are offering the resale of shares by this prospectus, the number of shares beneficially owned by each person, the number of shares that may be sold in this offering and the number of shares each person will own after the offering, assuming they sell all of the shares offered. The information appearing in the table below is based on information provided by or on behalf of the named selling shareholders. We will not receive any proceeds from the resale of the shares by the selling shareholders.

Name	Number of Common Shares Beneficially Owned Prior to this Offering (1)	Number of Common Shares Offered Hereby (2)	Number of Common Shares after Offering	Beneficial Ownership After This Offering (%)(1)
Michael Sanders(2)	200,000	200,000	0	**
Gross Family Trust dtd 6-15-12(3)	300,000	300,000	0	**
Steven Carlitz(4)	1,520,000	1,320,000	200,000	**
Kent Lupberger(5)	244,000	230,000	14,000	**
Marc Scott McMannis(6)	533,334	200,000	333,334	**
Myrmikan Gold Fund(7)	780,000	480,000	300,000	**
682685 N. B. Inc.(8)	220,000	220,000	0	**
Josh Morita(9)	280,000	280,000	0	**
Gundyco ITF Charles Weingarten (10)	180,000	180,000	0	**
Gundyco ITF Paul Whelan(11)	120,000	120,000	0	**
Gundyco ITF Brahm Satov(12)	120,000	120,000	0	**
Gundyco ITF Craig and Susan McConnell(13)	120,000	120,000	0	**
Gundyco ITF Scott and Marla McKerracher(14)	120,000	120,000	0	**
Aaron Matthew Miller(15)	1,320,000	520,000	800,000	**
Julie P. Lahmani(16)	600,000	600,000	0	**
Canaccord Genuity Corp ITF 2379388 Ontario LTD(17)	80,000	80,000	0	**
Nicholas Stuart Bryant(18)	2,400,000	1,400,000	1,000,000	2.74
Phenom Ventures LLC(19)	1,000,000	1,000,000	0	**
Bruce Daigle(20)	245,000	200,000	45,000	**
Alex Lubin(21)	100,000	100,000	0	**
Robert Edward Malitz(22)	200,000	200,000	0	**
Robert E & Saralee A. Jacobson JTWROS(23)	105,000	100,000	5,000	**
Donald R Shea(24)	724,400	240,000	484,400	**
Richard C Rappa Living Trust 6/12/85(25)	200,000	200,000	0	**
Patricia K Brickner Living Trust Dtd 7/13/00(26)	200,000	200,000	0	**
David L. Huddleston(27)	340,000	200,000	140,000	**
Neil Shea(28)	300,000	200,000	100,000	**
Jess Harris(29)	125,000	120,000	5,000	**
William Matlack(30)	1,041,430	400,000	641,430	1.75
Martin Tremblay(31)	330,000	180,000	150,000	**
Eliott & Beverly Blackman JT TEN(32)	213,334	80,000	133,334	**
Gundyco ITF Charlene Warrington(33)	260,000	60,000	200,000	**
Gundyco ITF Donald Lay(34)	260,000	60,000	200,000	**
John Morita(35)	120,000	120,000	0	**
Capital Event Management LTD(36)	120,000	120,000	0	**

Kings Road Capital Global Macro Fund LTD(37)	400,000	400,000	0	**
Medwyn Blazer(38)	300,000	300,000	0	**
0718512 BC Ltd(39)	200,000	200,000	0	**
Barringer Ltd(40)	200,000	200,000	0	**
Belmont Capital Corp(41)	2,443,333	800,000	1,643,333	4.46
Brady Rak(42)	566,666	400,000	166,666	**
Douglas Varley Alter Ego Trust(43)	400,000	400,000	0	**
Judith G Rak(44)	200,000	200,000	0	**
Maureen MacNeill(45)	200,000	200,000	0	**
The Belmont Foundation(46)	400,000	400,000	0	**
Leede Jones Gable Inc. ITF William Stanimir(47)	320,000	320,000	0	**
Kim Obermair(48)	480,000	80,000	400,000	**
Kerry D. Landis(49)	130,000	80,000	50,000	**
Irwin L. Zalcberg(50)	120,000	120,000	0	**
Randal L. Hardy(51)	970,602	80,000	890,601	2.43
Steven A. Osterberg(52)	1,455,827	130,000	1,325,827	3.58
Craig Hancey(53)	80,000	80,000	0	**
Kenneth C. Reese(54)	40,000	40,000	0	**
Saif Ahmad Siddiqui(55)	250,000	100,000	150,000	**
George Kardouche(56)	120,000	120,000	0	**
Mediatrix Capital Inc.(57)	200,000	200,000	0	**
Philippe Verstraete(58)	100,000	100,000	0	**
Gary Freeman(59)	200,000	200,000	0	**
Dave Parker Personal Real Estate Corporation(60)	80,000	80,000	0	**
David Winkelhorst(61)	400,000	200,000	200,000	**
Abdul and Samiha Versi(62)	200,000	200,000	0	**
Paul Wilson(63)	128,712	100,000	28,712	**
TOTAL	24,606,637	16,000,000	8,606,637	--

*Less than 1%
(1)

This table is based upon information supplied by the selling stockholders. While the Company believes the information is accurate as of the date hereof, changes in beneficial ownership may have occurred that were not reported to the Company and therefore some of the information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling stockholders named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 36,027,819 shares of common stock outstanding on March 21, 2018, adjusted as required by rules promulgated by the SEC.

(2)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(3)

The jurisdiction of the selling shareholder is the United States. Sheldon Gross exercises voting and dispositive power over the shares. Beneficial ownership includes 150,000 shares and 150,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 150,000 shares and 150,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(4)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 660,000 shares and 860,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 660,000 shares and 660,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(5)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 129,000 shares and 115,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 115,000 shares and 115,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(6)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 266,667 shares and 266,667 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(7)

The jurisdiction of the selling shareholder is the United States. Dan Oliver exercises voting and dispositive power over the shares Beneficial ownership includes 390,000 shares and 390,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 240,000 shares and 240,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(8)

The jurisdiction of the selling shareholder is the Canada. Alan Dunn exercises voting and dispositive power over the shares Beneficial ownership includes 110,000 shares and 110,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 110,000 shares and 110,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(9)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 140,000 shares and 140,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 140,000 shares and 140,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(10)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 90,000 shares and 90,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 90,000 shares and 90,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(11)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 60,000 shares and 60,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 60,000 shares and 60,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(12)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 60,000 shares and 60,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 60,000 shares and 60,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(13)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 60,000 shares and 60,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 60,000 shares and 60,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(14)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 60,000 shares and 60,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 60,000 shares and 60,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(15)

The jurisdiction of the selling shareholder is the Mexico. Beneficial ownership includes 660,000 shares and 660,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 260,000 shares and 260,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(16)

The jurisdiction of the selling shareholder is the Switzerland. Beneficial ownership includes 300,000 shares and 300,000 shares acquirable upon exercise of warrants, including 200,000 shares and 200,000 shares acquirable upon exercise of warrants held by Haywood Securities Inc. ITF Julie Lahmani.  The selling shareholder is offering pursuant to this prospectus, 300,000 shares and 300,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(17)

The jurisdiction of the selling shareholder is the United Kingdom. Dr. M. Kalairajah exercises voting and dispositive power over the shares. Beneficial ownership includes 40,000 shares and 40,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 40,000 shares and 40,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(18)

The jurisdiction of the selling shareholder is the United Kingdom. Beneficial ownership includes 1,200,000 shares and 1,200,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 700,000 shares and 700,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(19)

The jurisdiction of the selling shareholder is the United States. Eric Muschinski exercises voting and dispositive power over the shares. Beneficial ownership includes 500,000 shares and 500,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 500,000 shares and 500,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(20)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 145,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(21)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 50,000 shares and 50,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 50,000 shares and 50,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(22)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(23)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 55,000 shares and 50,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 50,000 shares and 50,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(24)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 404,400 shares and 320,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 120,000 shares and 120,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(25)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(26)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(27)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 140,000 shares and 200,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(28)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 150,000 shares and 150,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(29)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 65,000 shares and 60,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 60,000 shares and 60,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(30)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 241,430 shares and 800,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 200,000 shares and 200,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.  Mr. Matlack is a registered representative of Scarsdale Equities a registered broker-dealer and may be considered an underwriter for purposes of this prospectus offering.

(31)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 165,000 shares and 165,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 90,000 shares and 90,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(32)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 106,667 shares and 106,667 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 40,000 shares and 40,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(33)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 130,000 shares and 130,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 30,000 shares and 30,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(34)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 130,000 shares and 130,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 30,000 shares and 30,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(35)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 60,000 shares and 60,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 60,000 shares and 60,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(36)

The jurisdiction of the selling shareholder is the Canada. Neil Currie, Howard Fitch and Matthew Fleming exercise joint voting and dispositive power over the shares. Beneficial ownership includes 60,000 shares and 60,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 60,000 shares and 60,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(37)

The jurisdiction of the selling shareholder is the British Virgin Islands. Loni Saul exercises voting and dispositive power over the shares Beneficial ownership includes 200,000 shares and 200,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 200,000 shares and 200,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(38)

The jurisdiction of the selling shareholder is the Nicaragua. Beneficial ownership includes 150,000 shares and 150,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 150,000 shares and 150,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(39)

The jurisdiction of the selling shareholder is the Canada. Maureen MacNeill exercises voting and dispositive power over the shares. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(40)

The jurisdiction of the selling shareholder is the Ecuador. Charles Carlton exercises voting and dispositive power over the shares. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(41)

The jurisdiction of the selling shareholder is the Canada. Jerome J. Rak exercises voting and dispositive power over the shares Beneficial ownership includes 1,210,000 shares and 1,233,333 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 400,000 shares and 400,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(42)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 200,000 shares and 366,666 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 200,000 shares and 200,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(43)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 200,000 shares and 200,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 200,000 shares and 200,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(44)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(45)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(46)

The jurisdiction of the selling shareholder is the United States. Maureen MacNeill exercises voting and dispositive power over the shares. Beneficial ownership includes 200,000 shares and 200,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 200,000 shares and 200,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(47)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 160,000 shares and 160,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 160,000 shares and 160,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(48)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 240,000 shares and 240,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 40,000 shares and 40,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(49)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 90,000 shares and 40,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 40,000 shares and 40,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(50)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 60,000 shares and 60,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 60,000 shares and 60,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(51)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 330,602 shares and 640,000 shares acquirable upon exercise of warrants and options.  The selling shareholder is offering pursuant to this prospectus, 40,000 shares and 40,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.  Mr. Hardy is the Chief Financial Officer of the Company.

(52)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 334,160 shares and 1,121,667 shares acquirable upon exercise of warrants and options.  The selling shareholder is offering pursuant to this prospectus, 65,000 shares and 65,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.  Mr. Osterberg is the Chief Executive Officer and a director to the Company.

(53)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 40,000 shares and 40,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 40,000 shares and 40,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(54)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 20,000 shares and 20,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 20,000 shares and 20,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(55)

The jurisdiction of the selling shareholder is the United States. Beneficial ownership includes 125,000 shares and 125,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 50,000 shares and 50,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(56)

The jurisdiction of the selling shareholder is the United Kingdom. Beneficial ownership includes 60,000 shares and 60,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 60,000 shares and 60,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(57)

The jurisdiction of the selling shareholder is the Bahamas. Michael Stewart exercises voting and dispositive power over the shares. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(58)

The jurisdiction of the selling shareholder is the Belgium. Beneficial ownership includes 50,000 shares and 50,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 50,000 shares and 50,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(59)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(60)

The jurisdiction of the selling shareholder is the Canada. Dave Parker exercises voting and dispositive power over the shares Beneficial ownership includes 40,000 shares and 40,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 40,000 shares and 40,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(61)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 200,000 shares and 200,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(62)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 100,000 shares and 100,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 100,000 shares and 100,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

(63)

The jurisdiction of the selling shareholder is the Canada. Beneficial ownership includes 78,712 shares and 50,000 shares acquirable upon exercise of warrants.  The selling shareholder is offering pursuant to this prospectus, 50,000 shares and 50,000 shares acquirable upon exercise of warrants exercisable at $0.40 until January 31, 2020.

Transactions with Selling Shareholders

On February 16, 2017, we closed the sale of the first tranche of a private placement offering of Units of the Company (the “2017 Offering”) at a price of $0.25 per Unit. Each Unit consisted of one share of common stock of the Company and one common share purchase warrant (each a “Warrant”), with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until January 31, 2020. In the first tranche of the 2017 Offering that closed on February 16, 2017, accredited investors subscribed for 1,945,000 Units on a private placement basis at a price of $0.25 per unit for total proceeds of $486,250.  As a result, 1,945,000 shares of common stock of the Company and 1,945,000 Warrants were issued and 1,945,000 shares of common stock were reserved for issuance pursuant to Warrant exercises.

On March 28, 2017, we closed the sale of the second tranche of the 2017 Offering at a price of $0.25 per Unit. Each Unit consisted of one share of common stock of the Company and one Warrant, with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until January 31, 2020. In the second tranche of the 2017 Offering that closed on March 28, 2017, accredited investors subscribed for 4,210,000 Units on a private placement basis at a price of $0.25 per unit for total proceeds of $1,052,500.  As a result, 4,210,000 shares of common stock of the Company and 4,210,000 Warrants were issued, and 4,210,000 shares of common stock were reserved for issuance pursuant to Warrant exercises.

On April 12, 2017, we closed the sale of the third and final tranche of the 2017 Offering at a price of $0.25 per Unit. Each Unit consisted of one share of common stock of the Company and one Warrant, with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of $0.40 per share until January 31, 2020. In the third and final tranche of the 2017 Offering that closed on April 12, 2017, accredited investors subscribed for 1,845,000 Units on a private placement basis at a price of $0.25 per unit for total proceeds of $461,250.  As a result, 1,845,000 shares of common stock of the Company and 1,845,000 Warrants were issued, and 1,845,000 shares of common stock were reserved for issuance pursuant to Warrant exercises.  The 2017 Offering totaled 8 million Units for total gross consideration of $2,000,000, less offering costs.

The Units were offered and sold solely to persons who qualify as “accredited investors” as defined in Rule 501(a) of Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Rule 506(c) under the Securities Act based on documentation and representations provided by the investors to the Company reasonably confirming their status as accredited investors.

PLAN OF DISTRIBUTION

We are registering the Shares to permit the resale of those shares from time to time after the date of this prospectus at the discretion of the holders of such shares. We will not receive any of the proceeds from the sale by the selling shareholders of the shares. We will bear all fees and expenses incident to our obligation to register the shares.

The selling shareholders may, at their discretion, sell all, none, or a portion of the shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. If the shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions that may involve crosses or block transactions,

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on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

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in the over-the-counter market;

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in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

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through the writing of options, whether such options are listed on an options exchange or otherwise;

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in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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via purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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via an exchange distribution in accordance with the rules of the applicable exchange;

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in privately negotiated transactions;

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via short sales;

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in sales pursuant to Rule 144;

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via broker-dealers who may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

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using a combination of any such methods of sale; and

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via any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the selling shareholders or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling shareholders may also sell shares short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares to broker-dealers that in turn may sell such shares.

The selling shareholders and any broker-dealer participating in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the selling shareholders and any discounts, commissions, or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless such shares have been registered or qualified for sale in such state, or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

 We will pay all expenses of the registration of the shares, estimated to be approximately $120,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with applicable registration rights agreements, if any, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

The Company is authorized to issue 200,000,000 (Two-Hundred Million) shares of common stock.  The common stock has a par value of $0.001.  As of March 21, 2018, there were 36,027,819 shares of common issued and outstanding, respectively. Each record holder of  common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Company’s Articles of Incorporation.

Holders of outstanding shares of  common stock are entitled to such dividends as may be declared from time to time by the board of directors out of legally available funds. Furthermore, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders of common stock are entitled to receive, ratably, the net assets of the Company available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation.  Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights.

All of the issued and outstanding shares of  common stock are, and all un-issued shares when offered and sold will be duly authorized, validly issued, fully paid, and non-assessable.  To the extent that additional shares of the Company’s common stock are issued, the relative interests of the existing stockholders may be diluted.

Preferred Stock

The total number of shares of preferred stock that the Company has authority to issue is 10,000,000 (Ten Million). The preferred stock has a par value of $0.01. As of March 21, 2018, there were no outstanding preferred shares. The preferred stock shall be entitled to preference over the common stock with respect to the distributions of assets of the Company in the event of liquidation, dissolution, or winding up of the Company, whether voluntarily or involuntarily, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs. Shares of preferred stock of the Company may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the board of directors prior to the issuance of any shares thereof.

Each such series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of preferred stock as may be adopted from time to time by the board of directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The board of directors is further authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of that series.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Warrants

At December 31, 2017, there were 20,840,873 warrants outstanding at a weighted average exercise price of $0.335.

LEGAL PROCEEDINGS

We are not a party to any material pending legal proceedings, and no such proceedings are known to be contemplated.

No director, officer or affiliate of Timberline and no owner of record or beneficial owner of more than 5.0% of our securities or any associate of any such director, officer or security holder is a party adverse to Timberline or has a material interest adverse to Timberline in reference to pending litigation.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is quoted on the OTCQB under the trading symbol “TLRS”. Our common stock also trades on the TSX Venture Exchange (“TSX-V”) in Canada under the trading symbol “TBR”. Our common stock was listed and traded on the NYSE MKT exchange under the trading symbol “TLR” until February 15, 2016 when we voluntarily de-listed from the NYSE MKT and began trading on the OTCQB market on February 16, 2016. The high and low sale prices for our common stock as quoted on the NYSE MKT and the TSX-V, and the high and low bid prices on the OTCQB for the following calendar quarters were as follows:

	NYSE MKT / OTCQB(US$)		TSX-V (Cdn$)
Period(1)	High	Low	High	Low

2018
First Quarter(2)	$0.25	$0.13	$0.30	$0.17

2017
First Quarter	$0.52	$0.21	$0.65	$0.32
Second Quarter	$0.51	$0.36	$0.69	$0.43
Third Quarter	$0.43	$0.29	$0.51	$0.36
Fourth Quarter	$0.32	$0.21	$0.41	$0.28

2016
First Quarter	$0.22	$0.08	$0.27	$0.16
Second Quarter	$0.45	$0.12	$0.58	$0.18
Third Quarter	$0.45	$0.25	$0.61	$0.35
Fourth Quarter	$0.53	$0.20	$0.73	$0.34

2015
First Quarter	$0.76	$0.49	$0.90	$0.61
Second Quarter	$0.74	$0.51	$0.90	$0.56
Third Quarter	$0.61	$0.27	$0.75	$0.36
Fourth Quarter	$0.55	$0.20	$0.72	$0.32

(1) Quarters indicate calendar year quarters. (2) Through March 21, 2018

The quotations on the OTCQB reflect inter-dealer prices without retail mark-up, mark-down, or commission and may not reflect actual transactions.

On March 21, 2018, the closing sale price for our common stock was $0.18 on the OTCQB and C$0.26 on the TSX-V.

DIVIDEND POLICY

We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any further determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on the financial condition, operating results, capital requirements, and other factors that our board deems relevant. We have never declared a dividend.

THE SEC’S POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

The registrar and transfer agent for our shares of common stock will be Corporate Stock Transfer, located at 3200 Cherry Creek Dr. South, Denver, Colorado 80209.

INTERESTS OF EXPERTS

The financial statements as of September 30, 2017 and 2016 and for the years ended September, 30, 2017 and 2016 incorporated by reference in this prospectus and in the registration statement have been so included in reliance on the report of DeCoria, Maichel & Teague, P.S., an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern), appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

None of the above experts has or is to receive in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its subsidiaries nor was it connected with the Company or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon for us by Dorsey & Whitney LLP.

Dorsey & Whitney LLP does not have and is not to receive in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its subsidiaries nor was it connected with the Company or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, accordingly, file current and periodic reports, proxy statements and other information with the SEC.  We have also filed a registration statement on Form S-1 under the Securities Act, as amended, in connection with this offering. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. For further information with respect to us and the shares of common stock offered hereby, reference is made to such registration statement, including the exhibits thereto, which may be read, without charge, and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a site on the World Wide Web at http://www.sec.gov that contains current and periodic reports, proxy statements and other information regarding registrants that filed electronically with the SEC.  Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to this registration statement, each such statement being qualified in all respects by such reference.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-34055):

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our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, filed with the SEC on December 20, 2017, and amended on January 26, 2018;

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our Quarterly Report on Form 10-Q for the quarter ended December 31, 2017, filed with the SEC on January 26, 2018;

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our Current Reports on Form 8-K, filed with the SEC on October 10, 2017, November 8, 2017, December 21, 2017, and March 19, 2018; and

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the description of our common stock, $0.001 par value per share, which is contained in our Registration Statement on Form 8-A, filed on May 8, 2008, which incorporates by reference the description of our securities contained in our Registration Statement on Form 10-SB, as filed on September 29, 2005 (File No. 000-51549), as amended.

We will furnish without charge to any person, upon written or oral request, a copy of any or all of the above documents, other than exhibits to documents that are not specifically incorporated by reference into those documents.  You should direct any requests for documents to:

Timberline Resources Corporation

101 East Lakeside Avenue

Coeur d’Alene, Idaho 83814

Attention:  Randal Hardy

Corporate Secretary

(208) 664-4859

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PROSPECTUS

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TIMBERLINE RESOURCES CORPORATION

16,000,000 Shares of Common Stock

March 29, 2018